Exhibit 99.1

For Release January 31, 2005—6:00 a.m. PST	Contact: Daniel G. Byrne
(509) 458-3711

STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES RECORD 2004 FISCAL YEAR-END AND FOURTH QUARTER
EARNINGS, REFLECTING STRONG LOAN GROWTH

Spokane, Washington, January 31, 2005 – Sterling Financial Corporation (NASDAQ:STSA) today announced earnings for the year ended December 31, 2004, of $56.3 million, or $2.43 per diluted share, compared to $34.9 million, or $2.13 per diluted share for the year ended December 31, 2003. Core earnings for the year ended December 31, 2004 were $56.6 million, or $2.45 per diluted share, which compares with core earnings of $34.0 million, or $2.07 per diluted share for the year-ended December 31, 2003.

Harold B. Gilkey, chairman and chief executive officer, said, “We achieved our highest annual earnings performance to date and marked the end of the year with a 28% year over year increase in loan originations.  Sterling continued to execute its growth strategies, evidenced by the 62% growth in total assets, including 27% organic growth. In addition, Sterling experienced a 61% growth in earnings and a 14% increase in earnings per share.”

2004 HIGHLIGHTS

•                  Total assets increased 62% to a record $6.94 billion.

•                  Return on tangible equity was 19.8%, up from 17.9% for 2003.

•                  Total loan originations were a record $2.92 billion, up by 28% over 2003.

•                  The Klamath First Bancorp merger was completed in early January, allowing Sterling to strengthen the bank’s deposit base and further extend its footprint in Oregon.

•                  The number of transaction accounts grew 71% during 2004 to nearly 148,000.

•                  Transaction deposits increased 62% over 2003.

•                  Book value per share increased 34% to $20.48, up from $15.31 at December 31, 2003.

•                  Year-end nonperforming assets ratio of 0.20% of total assets is the lowest in Sterling’s history.

•                  Paid a 10% stock dividend in May 2004.

FOURTH QUARTER HIGHLIGHTS

•                  Record earnings and core earnings per diluted share were both $0.67 for the quarter ended December 31, 2004, a 24% increase of earnings and a 29% increase of core earnings year-over-year.

•                  Return on average tangible equity was 19.0%.

•                  Return on average equity was 13.6%.

•                  Return on average assets was 0.91%.

•                  Loans increased 23% from the preceding quarter, on an annualized basis.

•                  Deposits increased 9% from the preceding quarter, on an annualized basis.

•                  Loan portfolio credit is still strong, with loan charge-offs at only 0.12% of average loans.

Earnings for the fourth quarter of 2004 were $15.5 million, or $0.67 per diluted share. This represents a 24% increase over earnings of $9.0 million, or $0.54 per diluted share, for the prior year’s comparable quarter.  Core earnings for the fourth quarter of 2004 were $15.7 million, or $0.67 per diluted share, up 29% from $8.6 million, or $0.52 per diluted share, for the quarter ended December 31, 2003.

Core earnings exclude merger and acquisition costs, net gains on sales of securities, and a charge for costs related to early repayment of debt, net of tax.  Core earnings is a non-GAAP financial measure.  Management believes that the presentation of core earnings numbers provides useful information to investors regarding the company’s financial condition and results of operations, as core earnings are widely used for comparison purposes in the financial services industry.  Investors are encouraged to review the reconciliation schedule set forth on Exhibit A.

“Our performance in 2004 is by far the best in our 21-year history and I am very proud of our consistent success over the years as a growth and value driven company,” said Harold Gilkey, chairman and chief executive officer. “Our ability to add high-quality earning assets was integral to earnings growth in 2004 and further showcases Sterling as a leader in community banking in the Pacific Northwest.”

OPERATING RESULTS

Net Interest Income

Sterling reported record net interest income of $52.2 million for the three months ended December 31, 2004, compared to $34.0 million for the same period in the prior year.  The increase over the comparable period in 2003 was primarily due to a $2.4 billion increase in the volume of average earning assets.  The increase in average earning assets was largely due to the most recent merger and Sterling’s organic growth.

Net interest income for the year ended December 31, 2004 was $196.8 million, compared to $124.9 million for 2003, a 58% increase.  The increase for the year was due to a 59% growth in the volume of average earning assets.  The increase in net interest income for the quarter ended December 31, 2004 was significantly offset by the decision by Federal Home Loan Bank, Seattle (the “FHLB Seattle”) not to make a fourth quarter dividend payment in 2004.  Sterling expected the dividend from FHLB Seattle to be approximately $800,000.

Sterling’s net interest margin of 3.25% for the fourth quarter of 2004 was down 16 basis points from last year’s comparable period, and down 6 basis points from the preceding quarter.  This was primarily due to the non-payment of the FHLB Seattle stock dividend.  Net interest margin for the year ended December 31, 2004 was 3.32%, which represented a 3 basis point decrease from 3.35% for 2003.  The decrease for the year reflected a greater decrease in the yield on asset-backed securities and loans than in the cost of deposits.

Other Income

Total other income was $10.4 million for the quarter ended December 31, 2004 compared to $8.5 million for the same period one year ago.  Total other income was $47.8 million for the year ended December 31, 2004, compared to $33.7 million for 2003.  The quarterly and the annual increase was primarily due to an increase in fees and service charges income

Our largest component of other income is fees and services charges income.  Fees and service charges income increased by 61% to $7.9 million for the quarter, up from $4.9 million in the same period last year.  Fees and service charges income was $32.7 million for the year ended December 31, 2004, compared to  $19.2 million for 2003, an increase of 70%.  These increases were largely due to an increase in the number of transaction accounts and sales of cash management services.  The total number of transaction accounts as of December 31, 2004 was approximately 148,000, a 71% increase over the same period last year.  This increase was mainly due to the merger earlier in the year as well as the addition of new branches since last year.

Income from mortgage banking operations for the fourth quarter of 2004 was $1.7 million, compared to $1.6 million for the prior year’s comparable quarter.  For the year ended December 31, 2004, income from mortgage banking operations was $6.2 million, compared to $8.5 million for the same period in 2003.  The increase for the three-month period reflected a higher volume of residential loan production and strong fee income from Sterling’s commercial real estate segment compared to the same period in 2003.  The overall decrease for the year was due in part to a slow-down in residential loan production compared to the prior year, despite the increase for the fourth quarter.

Operating Expenses

Total operating expenses were $37.0 million for the three months ended December 31, 2004, compared to $25.9 million for the three months ended December 31, 2003, an increase of 43%.  Operating expenses were $148.4 million for the year ended December 31, 2004, compared to $94.6 million in 2003, an increase of 57%.  The year-over-year increases in personnel, occupancy, data processing and transaction account related expenses were largely due to the most recent merger and Sterling’s internal growth.  Full-time equivalent employees increased year-over-year by 503 to 1,624 at December 31, 2004.

Performance Ratios

Return on average tangible equity was 19.0% for the three months ended December 31, 2004, compared with 17.4% for the same period in 2003. This increase reflected growth in earnings and the effect of the goodwill and other intangible assets acquired at the beginning of the year.  Average tangible equity represents total shareholders’ equity reduced by goodwill and other intangible assets.  Return on average equity was 13.6% for the three months ended December 31, 2004, compared to 14.1% for the same period in 2003.  This decrease reflects a greater increase in average equity relative to the growth in earnings.  Return on average assets was 0.91% for the three months ended December 31, 2004, compared to 0.85% for the same period in 2003.  The increase was primarily due to the year-over-year increase in net income.

Lending

As of December 31, 2004, Sterling’s loans receivable had increased to a record $4.25 billion, compared to $2.91 billion at December 31, 2003, a 46% increase.  Sterling’s loan growth has been directly related to the significant increase in branch locations, market expansion and the addition of lending personnel.  Sterling’s primary strength in lending is in building customer relationships, which can lead to increased market share in loans and deposits.

Total loan originations increased 49% to $793.1 million for the quarter ended December 31, 2004, compared to the same period in 2003.  For the year ended December 31, 2004, loan originations increased to $2.92 billion, a 28% increase over the 2003 total.  Most of the year-over-year growth occurred in construction, commercial real estate and residential loans.  Sterling’s construction, corporate, business banking and consumer loan originations for the fourth quarter of 2004 and year ended December 31, 2004 comprised nearly three-fourths of total originations.

Credit Quality

At December 31, 2004, total non-performing assets were $13.9 million, or 0.20% of total assets, compared to $21.6 million, or 0.50% of total assets, at December 31, 2003.  This is the lowest non-performing asset ratio Sterling has had at the end of any of its fiscal years.  The decrease in this ratio was due in part to the sale of certain non-performing assets during 2004 and the improvement in the credit quality of certain large loans in the commercial real estate and multifamily portfolio, as well as the increase in total assets.

Classified assets were $68.3 million at December 31, 2004, an 8% decrease compared to $74.6 million at September 30, 2004, and a 19% decrease compared to $84.8 million at December 31, 2003.  The loan delinquency ratio decreased to 0.32% of total loans, compared to 0.90% of total loans at December 31, 2003 and 0.34% of total loans at September 30, 2004.  This was the lowest level of delinquent loans in 10 years.  Classified assets decreased from the preceding quarter and from 2003 as a result of principal pay-downs on certain large credits.

Sterling’s loan charge-off ratio remained at a very modest level.  The annualized level of charge-offs to average loans was 0.12% for the fourth quarter of 2004, a slight increase from 0.10% for the September 2004 quarter, but a slight decrease from 0.14% for the December 2003 quarter.  Despite growing the loan portfolio by 46% since 2003, Sterling’s level of charge-offs to average loans for the entire year 2004 remained unchanged from 2003 at 0.13% of average loans.

Sterling’s provision for loan losses was $3.3 million for the three months ended December 31, 2004, compared with $2.9 million for the same period in 2003.  At December 31, 2004, the loan loss allowance totaled $49.4 million, or 1.15% of total loans.  This compares with an allowance of $35.6 million, or 1.21% of total loans, at December 31, 2003.  Sterling believes the allowance is adequate given its analysis of the loan portfolio.

Balance Sheet and Capital Management

At December 31, 2004, Sterling’s total assets were $6.94 billion, up $2.66 billion from the prior year’s comparable period of $4.28 billion.  The increase reflected both the most recent merger and organic growth.  Sterling organically generated $1.11 billion of the total asset growth during the year.  Shareholders’ equity increased $22.6 million from September 30, 2004, reflecting the retention of earnings.

The risk-based capital ratios for Sterling’s wholly-owned subsidiary, Sterling Savings Bank, continued to exceed the “well-capitalized” requirements.  As of December 31, 2004, Sterling’s book value per share had increased 34% to $20.48, up from $15.31 at December 31, 2003.

Goodwill Litigation

In May 1990, Sterling Savings Bank sued the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of three troubled thrift institutions during the 1980’s  (the “Goodwill Litigation”), seeking damages for, among other things, breach of contract.  In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment in the Goodwill Litigation holding that the U.S. Government owed contractual obligations to Sterling and had breached its contracts with Sterling.  Sterling is waiting for a trial date to be set to determine what amount, if any, the government must pay in damages for its breach.  The timing and ultimate outcome of the Goodwill Litigation cannot be predicted with certainty.

Compliance with Section 404 of the Sarbanes Oxley Act

Sterling expects to timely file its Report on Internal Controls over Financial Reporting in its annual report on Form 10-K to be filed by March 16, 2005.

Outlook

Mr. Gilkey commented, “Our earnings guidance for 2005 earnings is $2.80 to $2.90 per diluted share. However, management would like to indicate that this range reflects earnings prior to the adoption of Statement of Financial Accounting Standard No. 123(R).  Based upon our preliminary review, we estimate the effect of this new standard will be a reduction in earnings of $0.01 to $0.04 per diluted share.”

Gilkey continued, “Here in the Pacific Northwest we are seeing many signs of a strengthening economy, including a higher demand for commercial real estate loans as well as commercial and industrial business loan growth.  We expect a moderate increase in interest rates.  As such, Sterling is well positioned for this growth with increased numbers of experienced and trained relationship officers.  Our core banking business remains strong, and we continue to see solid loan and deposit growth and believe that we are poised to execute our growth strategy going forward.  I invite you to listen to our conference call for additional detail to the 2005 earnings guidance.”

Fourth Quarter 2004 Earnings Conference Call

Sterling will host a conference call for investors on January 31, 2005 at 11:00 a.m. Pacific Standard Time to discuss Sterling’s financial results.  To participate in the conference call, domestic callers should dial 630-395-0018 approximately five minutes before the scheduled start time.  You will be asked to identify yourself to the operator and should provide the password “STERLING” to enter the call.  A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-0619.  The continuous replay will be offered through February 28, 2005 at 5:00 p.m. Pacific Standard Time.

In addition, the Sterling Fourth Quarter 2004 Earnings Conference Call is being made available online at Sterling’s website, www.sterlingsavingsbank.com. To access the audio webcast presentation, click on “Investor Relations,” then click on the live audio webcast icon.

ABOUT STERLING

Sterling Financial Corporation of Spokane, Washington, is a unitary savings and loan holding company, which owns Sterling Savings Bank (“Sterling Savings”).  Sterling Savings is a Washington State-chartered, federally insured stock savings association, which opened in April 1983.  Sterling Savings, based in Spokane, Washington, has branches throughout Washington, Oregon, Idaho and Montana.  Through Sterling Savings Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Arizona and California.  Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling’s branch network.

FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results.  These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations, intentions, guidance and other statements contained in this report that are not historical facts.  When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements.  These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control.  In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.  Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties.  These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.